Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 9, 2010, (June 4, 2010 as to Note 16 and July 9, 2010 as to Note 22) relating to the consolidated financial statements of LPL Investment Holdings Inc. (the “Company”) included in Registration Statement No. 333-167325 and of our report dated March 9, 2010 on the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009 and incorporated by reference in the Prospectus included in Registration Statement No. 333-167325.
/s/ Deloitte & Touche LLP
Costa Mesa, California
November 17, 2010